Exhibit 10.17

February 18, 2011

Alexandros Aldous

c/o Sarah Whittington

4 Lafayette Court, Apartment 3D

Greenwich, CT 06830

alexandros_aldous@yahoo.com

203-585-3331

Dear Alex:

It is my pleasure to offer you the position of Legal Services Director with The Chefs’ Warehouse. This letter constitutes our offer. Please keep in mind that this letter and its contents are confidential. Please note that this offer of employment is contingent upon the successful completion of a background check and drug screen.

The terms of this offer are as follows:

•	Weekly salary of $2980.76 ($155,000 annually). This is an exempt position.

•	Bonus Target of 25% of Base Salary (prorated for remainder of 2011).

•	Your regular payday is Wednesday.

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Health insurance: Employees are currently eligible for group insurance on the first of the month following 30 days of employment. There is an employee contribution amount of the premium based on the plan and level of coverage you choose.

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You are eligible to receive up to 15 vacation days and 5 sick days during your first year of employment. Additional vacation eligibility is provided for in the Employee Handbook which you will receive.

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Other current benefits include 401(k) plan, Group Short Term Disability Insurance, Group Life Insurance and Flexible Spending Accounts. You will receive full details on all current benefits when you begin your employment.

•	Employees are also required to sign a confidentiality, non-solicit and invention agreement upon commencement of employment.

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You represent and warrant that you have been advised that it is the policy and procedures of the Company to not accept obtain or use any confidential or trade secret documents, electronic records or information you may have obtained from its competitors. You further represent and warrant that you have not given to the Company any confidential documents, electronic records, or information you may have obtained from your former employer and that you will not disclose or utilize any such confidential information in connection with your employment with the Company. You also warrant and represent that prior to the commencement of your employment with the Company, you have given to the Company a copy of any confidentiality, non-solicit, non-compete or other agreements you may have had with you prior employers which might impact your ability to perform your duties or services for the Company.

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Your employment with the Company shall be at will and either you or the Company may terminate the employment relationship at any time for any reason with or without prior notice. Further, nothing contained herein is or shall be construed as a contract of employment for a definite period of time.

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To comply with federal identification requirements set forth by the Department of Homeland Security (DHS), it is required that on the first day of employment you bring with you supporting documentation as listed on Form I-9 (DHS). Such documents include a driver’s license, social security card, birth certificate, or a U.S. Passport.

•	Your tentative start date will be March 7, 2011.

If this offer is acceptable, please sign this letter and return it to us for our files.

We look forward to having you join The Chefs’ Warehouse.

Sincerely,	ACCEPTED By Alexandros Aldous:

/s/ Patricia M. Lecouras	/s/ Alexandros Aldous
Date:
March 7, 2011

Patricia M. Lecouras

Executive Vice President, Human Resources